BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

February 1, 2022

BNY Mellon Advantage Funds, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation – BNY Mellon Global Real Return Fund

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Global Real Return Fund (the "Fund"), a series of BNY Mellon Advantage Funds, Inc. (the "Company"), as follows:

The Fund's investment adviser, BNY Mellon Investment Adviser, Inc., has contractually agreed, for so long as the Fund invests in the subsidiary, to waive the management fee it receives from the Fund in the amount equal to the management fee paid to BNY Mellon Investment Adviser, Inc. by the subsidiary. In addition, until March 1, 2023, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of the Fund's classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.90%. On or after March 1, 2023, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation agreement at any time. Because "acquired fund fees and expenses" are incurred indirectly by the fund, as a result of its investments in underlying funds, such fees and expenses are not included in the expense limitation.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to March 1, 2023, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Company with respect to the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto

         James Bitetto

         Secretary

Accepted and Agreed To:

BNY Mellon ADVANTAGE FUNDS, INC.

By: /s/ James Windels

       James Windels

       Treasurer